Exhibit 99.1

Updated Financial Disclosure

As of October 31, 2014, Casella Waste System, Inc. (the “Company”) had approximately $525.1 million of outstanding principal indebtedness and approximately $200.1 million aggregate principal amount of senior indebtedness (excluding $27.1 million of outstanding letters of credit issued under the Company’s senior revolving credit and letter of credit facility due March 18, 2016, entered into on March 18, 2011 and amended as of April 12, 2012, September 20, 2012 and June 25, 2013 (the “Current Senior Credit Facility”)) and an additional $56.1 million of unused commitments under the Current Senior Credit Facility. As of October 31, 2014, assuming (i) the consummation of the underwritten public offering of $60.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019 (the “Notes Offering”), (ii) the execution and initial funding of a new senior revolving credit and letter of credit facility (the “ABL Facility”), (iii) the December 18, 2014 sale of $25.0 million aggregate principal amount of the New York State Environmental Facilities Corporation Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2014 (the “New York Bonds”) and the application of $18.1 million of the net proceeds therefrom to repay borrowings under the Current Senior Credit Facility and (iv) the application of net proceeds from the Notes Offering, together with initial borrowings under the ABL Facility, to refinance the Current Senior Credit Facility, in each case after payment of estimated transaction costs, fees and expenses and, in each case, as if it had occurred on that date, the Company and the guarantors would have had approximately $538.4 million of outstanding principal indebtedness and approximately $153.4 million aggregate principal amount of senior indebtedness (excluding $27.1 million of outstanding letters of credit issued under the ABL Facility) and an additional $48.4 million of unused availability under the ABL Facility based on an estimated borrowing base at December 31, 2014 of approximately $148.0 million. As of October 31, 2014, the Company’s non-guarantor subsidiaries would have had no indebtedness other than intercompany indebtedness. The Company’s total debt was $21.2 million higher as of February 4, 2015 than the amount at October 31, 2014. (i) $6.9 million of the increase in total debt is attributable to the Company’s issuance of $25.0 million of the New York Bonds on December 18, 2014, from which $18.1 million of the net proceeds was used to repay borrowings under the Current Senior Credit Facility, $5.8 million was reserved as restricted cash to repay expected future borrowings under the ABL Facility used to finance certain capital projects pursuant to the terms of the documents governing the New York Bonds and the remainder was used to fund expenses related to the issuance of the New York Bonds. (ii) The increase in total debt is also attributable to a net increase in borrowings of $14.5 million under the Current Senior Credit Facility reflecting ordinary course working capital fluctuations and the payment of certain expenses incurred in connection with the Notes Offering and negotiation of the ABL Facility. (iii) The remainder of the change in total debt is attributable to a $0.2 million reduction in total debt attributable to payments on capital leases and other debt items.